Exhibit 23.1

The Directors Biodexa Pharmaceuticals plc 1 Caspian Point Caspian Way Cardiff Wales CF10 4DQ	DDI: +44 (0)20 7516 2200 Email: dthompson@pkf-l.com Date: 15 July 2026

Consent of Independent Registered Public Accounting Firm

Dear Sir / Madam

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated March 27, 2026 with respect to the consolidated financial statements of Biodexa Pharmaceuticals PLC and its subsidiaries as of December 31, 2025 and 2024 and for the years then ended, included in the Annual Report on Form 20-F for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Yours faithfully

PKF Littlejohn LLP

London, United Kingdom

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus,
London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com